November 8, 2006
For Immediate Release
Phone: 609-561-9000
Contact: Stephen Clark x4260
Media: Joanne Brigandi x4240

SJI Reports Third Quarter Results
Reaffirms EPS Target Growth Range for 2006 at 6 -10%

Folsom, NJ - South Jersey Industries (NYSE: SJI) today announced earnings from continuing operations of $2.5 million for the third quarter of 2006, compared with $2.7 million posted for the same quarter in 2005. Earnings per share from continuing operations totaled $0.09 per share for both the current and prior year periods.
“SJI remains on target to produce at least 6%-10% earnings per share growth for 2006 over 2005,” stated Edward J. Graham, SJI’s chairman and CEO. “The combination of new energy projects coming on-line, significant quantities of gas in storage with profit margins on future sales fully hedged, and approval of a decoupling tariff by the NJ Board of Public Utilities bodes well for the future of SJI. Our confidence in SJI’s performance for 2006, 2007 and beyond was reflected in the enhanced dividend policy that we announced last week,” continued Graham. Under its new policy, SJI’s board will look to grow SJI’s dividend by at least 6 to 7% per year.

Results and Highlights:

Non-Utility Income Contribution Up: Non-Utility earnings increased for the quarter by 14% to $4.0 million from $3.5 million in the third quarter of 2005. The driver for improved performance came from our commodity marketing business.

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Wholesale Commodity Marketing Boosts Storage Capacity - South Jersey Resources Group added $1.7 million to SJI’s bottom line for the quarter, up slightly over the same quarter in 2005. Results were impacted by carrying costs on higher volumes of storage gas. However, attractive margins on future sales of that storage gas are fully hedged and will begin to be recognized as the gas is delivered this winter. SJI added to storage capacity in the quarter, bringing total storage under lease to 7.9 Bcf in 2006 and 9.4 Bcf beginning in 2007. Storage capacity has enabled SJRG to lock in significant positive spreads on storage deals that will benefit the next three winter seasons. SJRG markets wholesale natural gas, fuel management and commodity risk management services.

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SJI Earnings - Add 1

•	Retail Commodity Marketing Posts Strong Performance - Retail commodity marketing at South Jersey Energy contributed $0.9 million to net income in the third quarter of 2006 compared with a breakeven performance for the same period last year. The quarterly comparison benefited from the recovery of $0.4 million from a utility for overcharges on electric commodity during previous periods. Also, the third quarter of 2005 was negatively impacted by the return of our retail gas customer base to the utility during the quarter. In 2006 we resumed marketing to residential and small commercial customers through new offers that provide customers with price certainty. To date we have enrolled over 10,300 new customers and continue to experience growth in line with expectations. SJE markets both natural gas and electricity on a retail basis.

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Marina Brings Energy Projects on Line - Our on-site energy production business contributed $1.1 million to SJI’s bottom line in the third quarter of 2006, compared with $1.2 million in the prior-year period. Marina’s 2005 performance reflected the contribution from our design/build project with Seneca Gaming and much warmer weather conditions that benefited the performance of our thermal facility during the third quarter of that year.

At the end of June 2006, Marina began serving the energy needs of the new 500,000sq.ft. expansion at the Borgata Casino Hotel & Spa in Atlantic City. The second stage of that expansion, which includes a 40-story hotel tower, is due to open in late 2007. At the end of August, we more than doubled the capacity of our Atlantic County Landfill Energy plant, bringing on-line 1.9 MW of additional electric generation. Since the end of the third quarter, Marina’s 51%-owned, 3.8 MW Warren County Landfill Energy plant began selling electricity as part of the completion of its test phase. We expect the plant to become fully operational during the fourth quarter. Also, Marina announced a 50% interest in a new 7.25 MW landfill energy project that is expected to be operational by the end of 2007. In addition, Marina is actively pursuing several other landfill energy projects and another major thermal facility development. Marina develops, owns and operates on-site energy plants. These projects provide annuity-like income streams under long-term contracts.

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Residential & Commercial Service Business Moves Forward - South Jersey Energy Service Plus produced earnings of $0.2 million in the third quarter, compared with $0.4 million recorded in the same quarter in 2005. Softness in our HVAC installation business tied to cooler weather than last year and higher advertising and promotional expenses impacted results for the quarter. Going forward, we expect a strong fourth quarter from this business line as we benefit from HVAC installation activity that has rebounded, a growing contribution from hot water heater installations and the benefits of our marketing activities. SJESP sells appliance service contracts, repairs appliances on a time and material basis, and installs HVAC systems.

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SJI Earnings - Add 2

Utility Positions for the Future: South Jersey Gas posted a net loss of $1.5 million for the quarter compared with a loss of $0.8 million for the 2005 period. Traditionally a loss quarter for the utility due to lack of heating demand, the quarterly comparison was further impacted by higher interest expense and lower than normal customer utilization rates in 2006, and a normal seasonal reduction to the bad-debt reserve in the 2005 third quarter. SJG experienced the seasonal reduction to the bad-debt reserve in the second quarter of 2006 due to the impact of mild temperatures during the winter of 2006 on receivable balances. We anticipate lower receivable balances in the fourth quarter of 2006 compared with 2005 as credit balances accrued by our budget plan customers and rate reductions for natural gas are reflected in customer bills. The reduced receivable balances are expected to lower exposure to bad debt expense in the fourth quarter of 2006 compared with 2005.

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Customer Growth Remains Strong - South Jersey Gas continues to experience strong growth in its service territory, adding over 8,300 customers during the 12 months ended September 30, 2006, for a total of 325,589. This 2.6% growth rate reflects the strength of the new housing market in SJG’s service territory and remains well above the average national growth rate of 1.5%. We expect customer growth for the full year 2006 to be above our current level. Customers added in the past 12 months are anticipated to contribute approximately $1.8 million to net income annually.

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Decoupling Tariff Approved and Implemented - In October 2006 the NJ Board of Public Utilities approved a Conservation Incentive Program that enables SJG to be an active promoter of energy conservation to our customers without negatively impacting our bottom line. The CIP effectively insulates SJG from the impact of all changes in the levels at which customers consume natural gas, including changes due to conservation. Utilization levels for the third quarter of 2006 were below the same period in 2005, costing SJG $0.2 million of net income. For the year-to-date, lower utilization levels compared with last year reduced net income by $2.8 million. The CIP would have prevented that impact. Under the CIP the customer utilization levels upon which SJG’s profits are based will increase to the level reflected in our base rate case settled in 2004.

Webcast and Conference Call Details
South Jersey Industries’ President and CEO, Edward J. Graham, will be hosting an open conference call and webcast on Wednesday, November 8, 2006 at 11:00am EST to discuss the company’s third quarter 2006 results and future prospects. To participate in the conference call, dial 1-888-396-2298 approximately 10 minutes ahead of the scheduled time and enter the participant passcode 53694515. To access the webcast simply visit the South Jersey Industries website at http://www.sjindustries.com , click on Investors and then click on the webcast icon. A recorded version of the webcast will be available at SJI’s website. A rebroadcast of the conference call will also be available by calling 1-888-286-8010 and entering the code: 32988698. SJI encourages shareholders, media and members of the financial community to listen to the conference call or webcast.

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SJI Earnings - Add 3

Forward-Looking Statement

This news release contains forward-looking statements. All statements other than statements of historical fact included in this press release should be considered forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this press release words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers or suppliers to fulfill their contractual obligations; and changes in business strategies. SJI assumes no duty to update these statements should actual events differ from expectations.

South Jersey Industries (NYSE: SJI) is an energy services holding company for South Jersey Gas, South Jersey Energy Solutions, South Jersey Energy, South Jersey Resources Group, South Jersey Energy Service Plus and Marina Energy. Visit http://www.sjindustries.com for more information about SJI and its subsidiaries.

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SOURCE: DAVID A. KINDLICK	609-561-9000
STEPHEN H. CLARK
COMPANY NAME: SOUTH JERSEY INDUSTRIES, INC.
MARKET: N
STOCK SYMBOL: SJI

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED
	Three Months Ended
	September 30,
	2006	2005
Operating Revenues:
Utility	$73,541	$89,053
Nonutility	59,520	67,918

Total Operating Revenues	133,061	156,971

Operating Expenses:
Cost of Sales - Utility	50,840	66,428
Cost of Sales - Nonutility	45,774	56,002
Operation and Maintenance	17,050	16,788
Depreciation	6,646	6,052
Energy and Other Taxes	1,783	1,733

Total Operating Expenses	122,093	147,003

Operating Income	10,968	9,968

Equity in Affiliated Companies	196	183

Other Income and Expense	639	(51)

Interest Charges *	(7,462)	(5,326)

Income Taxes	(1,830)	(2,092)

Income from Continuing Operations	2,511	2,682

Discontinued Operations - Net	(149)	(191)

Net Income Applicable to Common Stock	$2,362	$2,491

Basic Earnings Per Common Share (Based on
Average Basic Common Shares Outstanding):
Continuing Operations	$0.086	$0.095
Discontinued Operations - Net	$(0.005)	$(0.007)

Basic Earnings Per Common Share	$0.081	$0.088

Average Common Shares Outstanding - Basic	29,225	28,244

Diluted Earnings Per Common Share (Based on
Average Diluted Common Shares Outstanding):
Continuing Operations	$0.086	$0.094
Discontinued Operations - Net	$(0.005)	$(0.007)

Diluted Earnings Per Common Share	$0.081	$0.087

Average Common Shares Outstanding - Diluted	29,320	28,459

	Nine Months Ended
	September 30,
	2006	2005
Operating Revenues:
Utility	$438,168	$385,980
Nonutility	215,400	253,600

Total Operating Revenues	653,568	639,580

Operating Expenses:
Cost of Gas Sold - Utility	318,041	262,189
Cost of Sales - Nonutility	175,314	216,258
Operation and Maintenance	52,229	56,121
Depreciation	19,384	17,895
Energy and Other Taxes	8,405	9,008

Total Operating Expenses	573,373	561,471

Operating Income	80,195	78,109

Equity in Affiliated Companies	906	593

Other Income and Expense	1,434	278

Interest Charges *	(20,045)	(15,553)

Income Taxes	(25,684)	(26,297)

Income from Continuing Operations	36,806	37,130

Discontinued Operations - Net	(378)	(517)

Net Income Applicable to Common Stock	$36,428	$36,613

Basic Earnings Per Common Share (Based on
Average Basic Common Shares Outstanding):
Continuing Operations	$1.263	$1.326
Discontinued Operations - Net	$(0.013)	$(0.018)
Basic Earnings Per Common Share	$1.250	$1.308

Average Common Shares Outstanding - Basic	29,140	27,999

Diluted Earnings Per Common Share (Based on
Average Diluted Common Shares Outstanding):
Continuing Operations	$1.260	$1.315
Discontinued Operations - Net	$(0.013)	$(0.018)
Diluted Earnings Per Common Share	$1.247	$1.297

Average Common Shares Outstanding - Diluted	29,215	28,221

	Twelve Months Ended
	September 30,
	2006	2005
Operating Revenues:
Utility	$628,593	$540,059
Nonutility	306,377	344,984

Total Operating Revenues	934,970	885,043

Operating Expenses:
Cost of Sales - Utility	459,997	365,668
Cost of Sales - Nonutility	256,408	295,732
Operation and Maintenance	77,145	80,658
Depreciation	25,519	23,673
Energy and Other Taxes	12,031	12,275

Total Operating Expenses	831,100	778,006

Operating Income	103,870	107,037

Equity in Affiliated Companies	1,215	802

Other Income and Expense	1,775	221

Interest Charges *	(25,442)	(21,051)

Income Taxes	(33,155)	(35,724)

Income from Continuing Operations	48,263	51,285

Discontinued Operations - Net	(530)	(731)

Net Income Applicable to Common Stock	$47,733	$50,554

Basic Earnings Per Common Share (Based on
Average Basic Common Shares Outstanding):
Continuing Operations	$1.663	$1.837
Discontinued Operations - Net	$(0.018)	$(0.026)

Basic Earnings Per Common Share	$1.645	$1.811

Average Common Shares Outstanding - Basic	29,029	27,923

Diluted Earnings Per Common Share (Based on
Average Diluted Common Shares Outstanding):
Continuing Operations	$1.656	$1.822
Discontinued Operations - Net	$(0.018)	$(0.026)

Diluted Earnings Per Common Share	$1.638	$1.796

Average Common Shares Outstanding - Diluted	29,144	28,150

* Net of rate recovery of carrying costs on certain
unrecovered fuel and environmental remediation expenses.